                                                                   Exhibit 99.2

                                    For Information
                                     Brent A. Collins
                                      303-861-8140

FOR IMMEDIATE RELEASE

SM ENERGY PROVIDES OPERATIONS UPDATE ON KEY PROGRAMS

•	Strong ‘simul-frac’ test results in operated Eagle Ford and Bakken/Three Forks programs

•	Long-term commitments being made in operated Eagle Ford to support acceleration

•	Production guidance range for 2010 increased to 106.5 – 109 BCFE, up from
104 – 108 BCFE without increase in capital budget

DENVER, November 2, 2010 – SM Energy Company (NYSE: SM) today announces an update of its operational activities and its production outlook and performance guidance for the remainder of 2010.

MANAGEMENT COMMENTARY

Tony Best, President and CEO, commented, “The results of our drilling programs in the SM Energy operated Eagle Ford and Bakken/Three Forks programs continue to meet or exceed expectations.  These two programs are the core that the company will be growing from for the next several years.  The results from our simul-frac testing are very promising and provide us a clearer picture of how to optimize the long-term development of these assets.”

OPERATED EAGLE FORD SHALE

SM Energy has had 2 operated rigs running on its acreage during the third quarter of 2010.  Nine (9) wells were spud and nine (9) wells were completed during the quarter. The Company currently has 31 operated wells completed and turned to sales, 24 of which were completed in 2010.  Current gross production from the operated Eagle Ford program is 58.5 MMcf/d of rich gas and 2000 Bbl/d of condensate, or approximately 70 MMCFE/d.  The Company is currently limited in its rich gas production due to temporary infrastructure limitations, and expectations are that an additional 10 MMcf/d will be available to the Company in the fourth quarter of 2010 under its existing downstream arrangement.

As a result of the infrastructure limitation described above, only three (3) of the wells completed and turned to sales were allowed to flow at unrestricted rates.  The results from those wells are as follows:

•
Galvan Ranch 16H (SM 100% WI) – this well was drilled in the northeast corner of the Company’s Galvan Ranch acreage with a 5,600 ft lateral using a 17-stage completion.  The 7- and 30-day average production rates were roughly 8.4 MMCFE/d and 7.8 MMCFE/d, respectively.  The rich gas production has approximately 1250 BTU/SCF and a condensate yield of roughly 55 barrels of condensate per MMcf of gas produced (“BPM”).

SM Energy completed a two (2) well simultaneous fracture completion (“simul-frac”) in the northern portion of our Galvan Ranch acreage.  The wells were drilled on 120 acre spacing.  Both used a well design that used a 5,600 ft lateral and a 17-stage completion.  The results from these wells were as follows:

•
Galvan Ranch 10H (SM 100% WI) – the 7- and 30-day average production rates were roughly 8.0 MMCFE/d and 7.3 MMCFE/d, respectively.  The rich gas production has approximately 1250 BTU/SCF and a condensate yield of roughly 25 BPM.

•
Galvan Ranch 14H (SM 100% WI) – the 7- and 30-day average production rates were roughly 7.0 MMCFE/d and 5.9 MMCFE/d, respectively.  The rich gas production has approximately 1250 BTU/SCF and a condensate yield of roughly 10 BPM.

The Company is encouraged by the production results for the simul-frac pilot and the micro-seismic data that was collected during the completion.  Several additional pilots are planned for 2011 to experiment with tighter spacing and alternative completion designs.

In preparation for the increase in activity planned for 2011 and beyond, SM Energy has begun making longer term commitments for the services that will be required to accelerate activity in this program.  The Company has recently committed to two (2) new-build drilling rigs that will arrive in 2011 and will be on three (3) year contracts.  Additionally, the contracts for the two (2) drilling rigs currently operating for the Company have been extended.  Subsequent to quarter end, an agreement was entered into which secures a portion of the completion services needed to support the aforementioned drilling fleet.  The Company is continuing negotiations with other providers to secure additional completion services.  Lastly, SM Energy is in talks with marketing firms to provide additional takeaway capacity that will allow the Company to ramp up production up to and through the arrival of the previously announced Eagle Ford Gathering, LLC infrastructure capacity that is scheduled to be available after mid-year 2011.

PARTNER-OPERATED EAGLE FORD SHALE

The operating partner on the non-operated portion of SM Energy’s Eagle Ford shale position operated an average of six (6) drilling rigs during the quarter, and it is expected that additional rigs will be added in the fourth quarter of 2010.  The Company has continued to participate in the drilling of this liquids rich program.  SM Energy also plans on participating in the build out of the mid-stream facilities that are being built to support this development.  The Company’s net daily production from this program grew 142% from 5.7 MMCFE/d to 13.8 MMCFE/d during the second quarter of 2010 to the third quarter of 2010.

The operator of this acreage, Anadarko Petroleum, has publicly announced that it is considering a joint venture arrangement on its share of the acreage.  SM Energy will continue to monitor and evaluate its partner’s activity, and will consider its own options, related to an outside joint venture.

WILLISTON BASIN (BAKKEN & THREE FORKS)

SM Energy had two (2) operated rigs running in the Williston Basin during the third quarter of 2010.  The focus of this operated program has been on Bakken and Three Forks wells.  The Company drilled a three (3) well simul-frac completion pilot in a 1,280 acre spacing unit in its Bear Den prospect during the third quarter, which was completed around mid-October.  The initial 24-hour combined production rate from the wells in this pilot was around 6,000 BOE/d, restricted on choke with flowing pressures ranging from 1,800 psig to 2,300 psig.  As of the date of this release, all three wells continue to flow with high pressure.  Following is additional information on the wells in the pilot:

•	Norby 16-20H (SM 68% WI) – a Bakken well drilled with a 9,850 ft lateral and was completed using a 10-stage completion. The 7-day average production rate was 955 BOE/d.

•	Norby 9-20H (SM 68% WI) – a Bakken well drilled with a 9,760 ft lateral and was completed using a 10-stage completion. The 7-day average production rate was roughly 1,100 BOE/d.

•	Wilson 8-20H (SM 68% WI) – a Bakken well drilled with a 9,670 ft lateral and was completed using a 20-stage completion. The 7-day average production rate was 1,140 BOE/d.

SM Energy also completed the Lee 13-8H Bakken well during the third quarter of 2010 in northern McKenzie County with the following results:

•
Lee 13-8H (SM 59% WI) – a Bakken well drilled with a 10,500 ft effective lateral and was completed using a 14-stage completion.  The 7-day and 30-day average production rates were roughly 900 BOE/d and 650 BOE/d, respectively.

SM Energy plans to continue operating two (2) drilling rigs in the play for the remainder of the year.

OTHER ACTIVITY

Below is a brief update of the Company’s other development and exploratory activities:

In the Permian Basin, SM Energy recently finished the drilling of its 20-acre spacing pilot in the Wolfberry tight oil program.  The Company will operate one rig in the basin while the performance of the 20-acre spaced wells is monitored.

In the Woodford shale, the Company is finishing the drilling of four (4) wells that are scheduled for simul-frac completion in December 2010.  The activity in this program is focused in the rich gas window of the play, which is located in the central part of our acreage position.

SM Energy recently completed two (2) horizontal wells in the Shelby trough acreage in East Texas targeting the Haynesville shale.  Those wells had initial production rates of 10 MMCFE/d to 12 MMCFE/d on restricted chokes.  The majority of our 2010 operated drilling is being funded by our Carry and Earning Agreement that we entered into earlier this year.

In the Granite Wash, the Company recently completed a second well in the Marmaton B interval in western Oklahoma.  The 7-day average production rate for the McGuire 1-6H (SM 70% WI) was 6.9 MMCFE/d.   The Company’s first test of the Marmaton C interval is currently being completed in the Stiles Ranch area on the Texas side of the play.  SM Energy plans to remain active in this high liquids play throughout the remainder of 2010 as it continues to test the potential of its acreage, all of which is held by production.

Lastly, in the Company’s Niobrara exploration program in southeastern Wyoming, the second test well in this program recently finished drilling and is currently being completed.  SM Energy’s first well in this play, the Atlas 1-19H (SM 94% WI), was recently placed on pump and is currently producing approximately 350 Bbl/d.

2010 CAPITAL INVESTMENT BUDGET UNCHANGED

The capital expenditure budget for 2010 remains unchanged from the Company’s last update at $871 million.  Please refer to the Company’s press release from August 2, 2010 for a detailed breakdown of the budget.

DIVESTITURE PROGRAM UPDATE

The Company currently has two (2) material divestiture packages that are being marketed.  Data rooms for the two packages opened in early to mid-October and bids are expected in mid-November for both packages.  The sale of the non-core proved developed properties is expected to close in late December 2010.  The Marcellus shale package is expected to close in early January 2011.  The Company anticipates proceeds of $300 to $500 million from these transactions.

INCREASED PRODUCTION FORECAST & UPDATED PERFORMANCE GUIDANCE

The Company’s updated guidance for the remainder of 2010 is as follows:

Production
	1Q10A	2Q10A	3Q10A	4Q10E	FY 2010E
Average daily production (MMCFE/d)	286	276	298	305 – 330	291 – 298
Total production (BCFE)	25.7	25.2	27.5	28.0 – 30.5	106.5 – 109.0

Reported production for the first quarter of 2010 includes slightly over 1 BCFE of production related to non-core properties that were divested during the quarter.

Costs
4Q10
LOE ($/MCFE)	$1.15 - $1.20
Transportation ($/MCFE)	$0.20 - $0.22
Production Taxes (% of pre-hedge O&G revenue)	7%

G&A - cash NPP ($/MCFE)	$0.16 - $0.18
G&A - other cash ($/MCFE)	$0.54 - $0.58
G&A - non-cash ($/MCFE)	$0.18 - $0.20
G&A TOTAL ($/MCFE)	$0.88 - $0.96

DD&A ($/MCFE)	$2.90 - $3.20
Non-cash interest expense ($MM)	$3.4

FY 2010
Effective income tax rate range	37.6% - 38.1%
% of income tax that is current	<10%

A summary of the Company’s current hedge position is included in the appendix in the investor relations presentation that will supplement the Company’s earnings call scheduled for November 3, 2010. The presentation can be found in the Investor Relations section of the Company’s website at sm-energy.com.

INFORMATION ABOUT FORWARD LOOKING STATEMENTS

This release contains forward looking statements within the meaning of securities laws, including forecasts and projections. The words “will,” “believe,” “budget,” “plan,” “intend,” “estimate,” “forecast,” and “expect” and similar expressions are intended to identify forward looking statements. These statements involve known and unknown risks, which may cause SM Energy’s actual results to differ materially from results expressed or implied by the forward looking statements. These risks include such factors as the volatility and level of oil and natural gas prices, the uncertain nature of the expected benefits from the acquisition and divestiture of oil and gas properties, uncertainties inherent in projecting future rates of production from drilling activities and acquisitions, the ability of purchasers of production to pay for divested properties, the availability of debt and equity financing, the ability of the banks in the Company’s credit facility to fund requested borrowings, the ability of hedge counterparties to settle hedges in favor of the Company, the imprecise nature of estimating oil and gas reserves, the availability of additional economically attractive exploration, development, and property acquisition opportunities for future growth and any necessary financings, unexpected drilling conditions and results, unsuccessful exploration and development drilling, drilling and operating service availability, the risks associated with the Company’s hedging strategy, and other such matters discussed in the “Risk Factors” section of SM Energy’s 2009 Annual Report on Form 10-K and subsequent quarterly reports filed on Form 10-Q.  Although SM Energy may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

ABOUT THE COMPANY

SM Energy Company, formerly named St. Mary Land & Exploration Company, is an independent energy company engaged in the exploration, exploitation, development, acquisition, and production of natural gas and crude oil. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at sm-energy.com.